CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-145686 on Form S-3D, Registration Statements No. 333-92651 and No. 333-146822 on Form S-8, and Registration Statement No. 333-146100 on Form S-3ASR, of our reports dated February 27, 2008, relating to the consolidated financial statements and financial statement schedules of Sierra Pacific Resources (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R)), and the effectiveness of Sierra Pacific Resources’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Sierra Pacific Resources for the year ended December 31, 2007.
DELOITTE & TOUCHE, LLP
Reno, Nevada
February 27, 2008